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                                                                   Exhibit (d.2)

                                   Schedule A
                                     to the
                Investment Advisory Agreement dated June 16, 2010
                                     between
                   iShares MSCI Russia Capped Index Fund, Inc.
                                       and
                             BlackRock Fund Advisors

Advisory Fee for Category II Funds:
-----------------------------------

0.74% per annum of the aggregate net assets of the Category II Funds less than or equal to $2.0 billion plus 0.69% per annum of the aggregate net assets of the Category II Funds over $2.0 billion, up to and including $4.0 billion plus 0.64% per annum of the aggregate net assets of the Category II Funds over $4.0 billion, up to and including $8.0 billion plus 0.57% per annum of the aggregate net assets of the Category II Funds over $8.0 billion, up to and including $16.0 billion plus 0.51% per annum of the aggregate net assets of the Category II Funds in excess of $16.0 billion

Category II Funds:

iShares MSCI All Peru Capped Index Fund* iShares MSCI Brazil Index Fund** iShares MSCI Brazil Small Cap Index Fund* iShares MSCI Chile Investable Market Index Fund ** iShares MSCI China Small Cap Index Fund* iShares MSCI Indonesia Investable Market Index Fund* iShares MSCI Israel Capped Investable Market Index Fund** iShares MSCI Philippines Investable Market Index Fund* iShares MSCI Poland Investable Market Index Fund* iShares MSCI Russia Capped Index Fund iShares MSCI South Africa Index Fund** iShares MSCI South Korea Index Fund** iShares MSCI Taiwan Index Fund** iShares MSCI Thailand Investable Market Index Fund** iShares MSCI Turkey Investable Market Index Fund**

*    This Fund is a fund of iShares Trust.
**   This Fund is a fund of iShares, Inc.

Amended and Approved by the Board of Directors of iShares MSCI Russia Capped Index Fund, Inc. on June 16, 2010.